Exhibit 21.1

                              List of Subsidiaries

                              GRILL CONCEPTS, INC.


         Name                          State of Incorporation
---------------------------------      ----------------------
Grill Concepts, Inc.                        California
Uno Concepts of Cherry Hill, Inc.           New Jersey
Uno Concepts of New Jersey, Inc.            New Jersey
Uno Concepts of Rochester, Inc.             Connecticut
C.T.S. Investments, Inc.                    Pennsylvania
Alcoli, Inc.                                New Jersey
Grill Concepts D.C., Inc.                   District of Columbia
The Grill on the Alley, Inc.                California
Emndee, Inc.                                California


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